Exhibit 4.9.4
CERTIFICATE OF AMENDMENT
PURSUANT TO SECTION 3807(e) OF THE DELAWARE STATUTORY TRUST ACT
(12 Del. C. § 3801 et seq.)
          THIS Certificate of Amendment is being duly executed and filed on behalf of each Delaware statutory trust (collectively, the “Trusts”) for which BNYM (Delaware) acts as trustee, by the undersigned, as trustee, to amend the respective Certificates of Trust of the Trusts pursuant to Section 3807(e) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
          1. Amendment of Certificates of Trust. The Certificate of Trust of each of the Trusts is hereby amended by changing the name of the trustee of the Trusts in the State of Delaware from BNYM (Delaware) to BNY Mellon Trust of Delaware.
          2. Effective Date. This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Standard Time on July 1, 2008.
          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of July 1, 2008, in accordance with Section 3807(e) of the Act.

BNY MELLON TRUST OF DELAWARE, formerly known as BNYM (DELAWARE), not in its individual capacity but solely as trustee
By:	/s/ Vincent E. Sampson
	Name:	Vincent E. Sampson
	Title:	President